 Exhibit 99.1

5600 Cox Road Glen Allen, VA 23060 Telephone: (804) 267-8000 Fax: (804) 267-8466 Website: www.landam.com

FOR IMMEDIATE RELEASE	Bob Sullivan	Lloyd Osgood
October 30, 2007	SVP – Investor Relations	SVP – Corporate Communications
	Phone: (804) 267-8703	Phone: (804) 267-8133
	bsullivan@landam.com	losgood@landam.com

LANDAMERICA REPORTS THIRD QUARTER 2007 RESULTS

RICHMOND, VA - LandAmerica Financial Group, Inc. (NYSE: LFG), Fortune magazine’s number one Most Admired Company in the mortgage services industry, announces operating results for the third quarter and nine months ended September 30, 2007.

	Third Quarter 2007		Third Quarter 2006

Total revenue	$906.8	Million	$992.0	Million
Net (loss) income	$(20.8)	Million	$15.2	Million
Net (loss) income per diluted share	$(1.28)		$0.89

	Nine Months 2007		Nine Months 2006

Total revenue	$2,860.4	Million	$2,927.0	Million
Net (loss) income	$(8.2)	Million	$64.5	Million
Net (loss) income per diluted share	$(0.49)		$3.69

FINANCIAL HIGHLIGHTS
•
Total revenue decreased by 8.6% in third quarter 2007 from third quarter 2006, which reflected the sharp decline in residential mortgage originations during the quarter offset in part by the merger with Capital Title and strong commercial revenue. As estimated by the Mortgage Bankers Association, industry-wide residential mortgage originations declined by approximately $147 billion, or 21.1%, in third quarter 2007 from the comparable period in 2006.

•
Net loss in third quarter 2007 reflected the decline in the residential real estate market, a legal accrual for two class action lawsuits of $10.0 million, incremental severance and lease termination costs of $7.7 million, and a higher claims provision of $5.5 million, offset in part by continued strength in the commercial market and proceeds from a lawsuit settlement of approximately $12 million.

•
In August 2007, the Company announced a planned reduction of approximately 1,100 full-time equivalent (“FTE”) counts during the second half of 2007 in the Company’s residential and lender services groups and related functions.  During third quarter 2007, the Company reduced FTE counts by approximately 1,200 in these direct title and non-title operations.

•
Compared to fourth quarter 2006, which included the results of Capital Title for a full quarter, consolidated personnel costs are down by an annualized run rate of approximately $256 million and other operating expenses are down by an annualized run rate of approximately $80 million.

•	The Company conducted its annual assessment of goodwill as of October 1, 2007, and no impairment was indicated.

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•
Direct revenue from title operations decreased by $34.7 million, or 9.6%, in third quarter 2007 from third quarter 2006. Direct revenue was negatively affected by lower volume from the sharp decline in the residential real estate market, offset in part by incremental volume from the merger with Capital Title and strong commercial revenue.

•	Direct revenue from title and non-title commercial operations was $126.5 million in third quarter 2007, compared to $101.4 million in third quarter 2006, an increase of 24.8%.
•	Direct orders opened were approximately 233,200 in third quarter 2007 compared to approximately 266,900 in third quarter 2006.
•
During third quarter 2007, the Company repurchased approximately 919,500 shares of its common stock for $44.9 million, at an average cost of $48.81 per share, which brings the share repurchases in 2007 to 1,962,500 shares.  At September 30, 2007, there were approximately 106,500 shares remaining under the program approved by the Board of Directors in February 2007 (the “2007 Program”).

•
In August 2007, the Board of Directors approved an additional share repurchase program expiring in March 2009 that authorizes the Company to repurchase 1.5 million shares of its common stock.  As of September 30, 2007, no shares have been repurchased under this program.

Commenting on LandAmerica's performance, Chairman and Chief Executive Officer Theodore L. Chandler, Jr. said, "The sharp contraction in the credit markets further compounded the dramatic deterioration in the residential real estate market in the third quarter as residential mortgage originations decreased by 21% compared to the same period in 2006.  We are aggressively adjusting our cost structure to align with the weaker revenue environment by reducing headcount, closing offices, and consolidating production centers. On a brighter note, our commercial services operations turned in another strong performance.

"With respect to our capital management, we repurchased 5.5% of our issued and outstanding shares in the quarter.  We continue to view share repurchases as an attractive use of our excess cash on a risk-adjusted return basis.”

SEGMENT RESULTS

The Company completed the merger with Capital Title on September 8, 2006, and Capital Title has been integrated into the Title Operations and Lender Services segments.  As of September 30, 2007, the Company achieved annualized pretax cost savings of approximately $16 million in conjunction with such integration.

Title Operations

Direct revenue decreased by $34.7 million, or 9.6%, in third quarter 2007 from third quarter 2006 and increased by $27.2 million, or 2.5%, in the nine months ended September 30, 2007 over the comparable period in 2006.  During the third quarter and first nine months of 2007, direct revenue was negatively affected by the sharp decline in residential mortgage originations, offset in part by incremental volume from the merger with Capital Title and strong commercial revenue.

Revenue from direct commercial operations was $103.1 million in third quarter 2007, compared to $85.7 million in third quarter 2006, an increase of 20.3%, and $322.8 million in the nine months ended September 30, 2007, compared to $263.7 million in the nine months ended September 30, 2006, an increase of 22.4%.

Direct orders closed were approximately 140,000 in third quarter 2007 compared to approximately 174,000 in third quarter 2006, and approximately 486,000 for the nine months ended September 30, 2007 compared to approximately 524,000 for the nine months ended September 30, 2006.  Direct revenue per direct order closed increased by approximately 9.5%, from approximately $2,100 in the third quarter and nine months ended September 30, 2006 to approximately $2,300 in the third quarter and nine months ended September 30, 2007 due to the mix of commercial versus residential business.

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Agency revenue in third quarter 2007 decreased by $59.6 million, or 11.8%, from third quarter 2006. Agency revenue for the nine months ended September 30, 2007 decreased by $167.8 million, or 11.3%, compared to the nine months ended September 30, 2006 due to the sharp decline in market conditions across most regions, particularly in certain southeastern markets.

Agents’ commissions as a percentage of agency revenue were approximately 80.5% in third quarter 2007 compared to approximately 80.3% in third quarter 2006 and approximately 80.5% in the first nine months of 2007 compared to approximately 80.1% in the first nine months of 2006.

Salary and employee benefit costs decreased by $12.2 million, or 5.2%, in third quarter 2007 compared to third quarter 2006, and increased by $35.8 million, or 5.1%, in the nine months ended September 30, 2007 over the comparable period in 2006.  Average FTE counts were approximately 10,400 in third quarter 2007 versus approximately 10,700 in third quarter 2006, or a decrease of 2.8%.  Salary and employee benefit costs and average FTE counts decreased in third quarter 2007 compared to third quarter 2006 primarily as a result of announced cost reduction actions offset by incremental salary and employee benefit costs and FTE counts from the Capital Title merger.  Average FTE counts increased to approximately 11,000 in the nine months ended September 30, 2007 from approximately 10,600 in the nine months ended September 30, 2006, or 3.8%.  Salary and employee benefit costs and average FTE counts increased in the first nine months of 2007 over the first nine months of 2006 primarily to service additional business from the merger with Capital Title and the increase in commercial business.  These increases were offset in part by declines in staffing levels in the agency and direct title operations in response to declines in the residential real estate market.

The provision for policy and contract claims as a percentage of operating revenue was 9.9% in third quarter 2007 compared to 8.0% in third quarter 2006 and 8.6% in the first nine months of 2007 compared to 6.3% in the first nine months of 2006. The increase in the claims provision ratio in third quarter 2007 was primarily due to upward development of the 2005 policy year of 60 basis points and an increase in the initial claims rate for the 2007 policy year from 6.0% to 6.4%.

Other expenses increased by $2.0 million, or 1.6%, in third quarter 2007 over third quarter 2006 and increased by $14.2 million, or 3.9% in the nine months ended September 30, 2007 over the same period in 2006.  Other expenses in the third quarter and nine months ended September 30, 2007 included higher expenses to support additional business from the merger with Capital Title and commercial operations, a legal accrual for two class action lawsuits of $10.0 million, and incremental lease termination costs offset in part by the proceeds from a lawsuit settlement of approximately $12 million.

The pretax earnings margin was 0.2% in third quarter 2007 compared to 5.5% in third quarter 2006 and 2.6% in the first nine months of 2007 compared to 6.5% in the first nine months of 2006.

Lender Services

Operating revenue in third quarter 2007 increased by $7.7 million, or 12.9%, compared to third quarter 2006.  Operating revenue in the nine months ended September 30, 2007 increased by $42.0 million, or 23.7%, over the comparable period in 2006.  Revenue for third quarter 2007 and for the nine months ended September 30, 2007 was positively affected by increased business as a result of the merger with Capital Title and growth in default management services.  Revenue in the nine months ended September 30, 2007 was also positively affected by the acceleration of deferred revenue in the loan servicing business in first quarter 2007.  These increases were offset in part by lower volumes in certain product lines in the mortgage origination business and the loan servicing business due to declines in the residential real estate market.  The default management services business experienced growth in volume in third quarter 2007 and in the nine months ended September 30, 2007 due to increased demand for lien monitoring, broker price opinions and appraisals, foreclosures, reconveyances, and other related services as a result of the downturn in the residential real estate market.

Salary and employee benefit costs increased by $0.9 million, or 3.8%, in third quarter 2007 compared to third quarter 2006, and increased by $7.1 million, or 9.9%, in the nine months ended September 30, 2007 over the comparable period in 2006.  Average FTE counts were approximately 1,700 in third quarter 2007 versus approximately 1,600 in third quarter 2006, or an increase of 6.2%.  Average FTE counts for the Lender Services segment were approximately 1,800 in the nine months ended September 30, 2007

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versus approximately 1,600 in the nine months ended September 30, 2006, or an increase of 12.5%.  Salary and employee benefit costs and average FTE counts increased primarily to service increased business as the result of the merger with Capital Title. These increases were offset in part by reductions in average FTE counts in certain product lines in the loan servicing business and in the mortgage origination business to adjust for lower business volume.  Average FTE counts decreased by approximately 4% from second quarter 2007 to adjust for further reductions in mortgage origination volumes.

Other expenses increased by $12.1 million, or 41.6%, in third quarter 2007 from third quarter 2006 and increased by $32.2 million, or 39.3%, in the nine months ended September 30, 2007 from the comparable period in 2006.  The increase in third quarter 2007 over third quarter 2006 was primarily due to the merger with Capital Title and other acquisitions and to support growth in the default management services line within the loan servicing business.  These increases were offset in part by declines in the credit services line of the mortgage origination business to match declines in business volume.

Pretax (losses) earnings were $(2.7) million in third quarter 2007 compared to $3.4 million in third quarter 2006 and $(9.7) million in the first nine months of 2007 compared to $12.2 million in the first nine months of 2006.  The decline in results for the first nine months of 2007 was primarily due to the first quarter 2007 impairment of the customer relationship intangible asset of $20.8 million, or $12.5 million after taxes.

Financial Services

Pretax earnings were $4.0 million in third quarter 2007 compared to $4.1 million in third quarter 2006 and $14.1 million in the first nine months of 2007 compared to $12.5 million in the first nine months of 2006.

Corporate and Other

Corporate and Other includes unallocated corporate expenses, residential home warranty and inspection businesses, and commercial property appraisal and assessment businesses.  Operating revenue increased by $6.4 million, or 21.9%, in third quarter 2007 over third quarter 2006 and increased by $27.9 million, or 33.4% in the nine months ended September 30, 2007 over the nine months ended September 30, 2006.  The increase in operating revenue was primarily due to continued strength in the commercial market.  Revenue from commercial operations was $23.4 million in third quarter 2007 compared to $15.7 million in third quarter 2006, an increase of 49.0%.  Revenue from commercial operations was $67.4 million in the nine months ended September 30, 2007 compared to $42.5 million in the nine months ended September 30, 2006, an increase of 58.6%.  Improvements in commercial operations in third quarter 2007 and in the nine months ended September 30, 2007 were offset in part by declines in the home warranty and property inspection businesses.

Salary and employee benefit costs increased by $2.5 million, or 11.1%, in third quarter 2007 over third quarter 2006 and by $6.1 million, or 8.7%, in the nine months ended September 30, 2007 over the nine months ended September 30, 2006.  Salary and employee benefit costs increased primarily to support continued strong commercial business included in the Corporate and Other category.

Pretax losses were $(30.9) million in third quarter 2007 compared to $(31.3) million in third quarter 2006 and $(79.5) million in the first nine months of 2007 compared to $(96.0) million in the first nine months of 2006. Pretax losses in the first nine months of 2006 included the write-down of the corporate offices to fair value of $10.2 million.

The effective income tax rate was 13.2% in the first nine months of 2007 compared to 35.8% in the first nine months of 2006.  The change in the effective tax rate was due primarily to reduced pretax income in relation to permanent differences, the mix of state taxable income or loss from the Company’s non-insurance subsidiaries, and the release of tax reserves.

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Page 5of 9

CONFERENCE CALL

The Company will sponsor a conference call on Wednesday, October 31, 2007, at 10:00 AM ET to discuss the results.

Those wishing to participate in the live call should dial 1-877-407-0782 and request to be connected to the LandAmerica conference.  Additionally, the call will be simultaneously broadcast over the internet via LandAmerica’s website (www.landam.com).  Click Investor Information> Financial Information> Webcast events.  The event will be archived and available for replay starting two hours after the completion of the live call through November 30, 2007, via LandAmerica’s website.

About LandAmerica Financial Group, Inc.

LandAmerica Financial Group, Inc. is a leading provider of real estate transaction services with over 800 offices and a network of more than 10,000 active agents. LandAmerica serves agent, residential, commercial, and lender customers throughout the United States and in Mexico, Canada, the Caribbean, Latin America, Europe, and Asia. LandAmerica is recognized as number one in the mortgage services industry on Fortune’s 2007 list of America’s Most Admired Companies.

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Segment Results
(In millions)

	Quarter Ended September 30, 2007
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Operating revenue:
Direct revenue	$326.9	$67.3	$0.2	$35.6	$430.0
Agency revenue	444.0	-	-	-	444.0
Total operating revenue	770.9	67.3	0.2	35.6	874.0
Investment income	20.1	0.1	10.6	2.0	32.8
Total revenue	791.0	67.4	10.8	37.6	906.8
Agents’ commissions	357.4	-	-	-	357.4
Salaries and employee benefits	222.1	24.3	0.7	25.1	272.2
Claims provision	76.1	1.1	-	3.2	80.4
Amortization of intangibles	3.4	1.3	-	0.5	5.2
Depreciation	6.7	2.2	0.1	2.3	11.3
Other expenses	124.1	41.2	6.0	37.4	208.7
Income (loss) before income taxes	$1.2	$(2.7)	$4.0	$(30.9)	$(28.4)

	Quarter Ended September 30, 2006
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Operating revenue:
Direct revenue	$361.6	$59.6	$0.2	$29.2	$450.6
Agency revenue	503.6	-	-	-	503.6
Total operating revenue	865.2	59.6	0.2	29.2	954.2
Investment income	22.8	1.7	10.1	3.2	37.8
Total revenue	888.0	61.3	10.3	32.4	992.0
Agents’ commissions	404.6	-	-	-	404.6
Salaries and employee benefits	234.3	23.4	0.6	22.6	280.9
Claims provision	69.2	1.4	-	4.3	74.9
Amortization of intangibles	3.3	2.6	-	0.9	6.8
Depreciation	6.1	1.4	-	1.0	8.5
Impairment of intangible and other long-lived assets	-	-	-	0.5	0.5
Other expenses	122.1	29.1	5.6	34.4	191.2
Income (loss) before income taxes	$48.4	$3.4	$4.1	$(31.3)	$24.6

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	Nine Months Ended September 30, 2007
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Operating revenue:
Direct revenue	$1,106.3	$219.1	$0.6	$111.5	$1,437.5
Agency revenue	1,319.3	-	-	-	1,319.3
Total operating revenue	2,425.6	219.1	0.6	111.5	2,756.8
Investment income	61.5	1.0	32.0	9.1	103.6
Total revenue	2,487.1	220.1	32.6	120.6	2,860.4
Agents’ commissions	1,062.4	-	-	-	1,062.4
Salaries and employee benefits	738.9	78.6	2.4	76.1	896.0
Claims provision	207.4	5.2	-	9.0	221.6
Amortization of intangibles	8.8	4.6	0.1	3.0	16.5
Depreciation	20.9	6.5	0.1	8.3	35.8
Impairment of intangible and long-lived assets	-	20.8	-	-	20.8
Other expenses	383.0	114.1	15.9	103.7	616.7
Income (loss) before income taxes	$65.7	$(9.7)	$14.1	$(79.5)	$(9.4)

	Nine Months Ended September 30, 2006
	Title Operations	Lender Services	Financial Services	Corporate & Other	Consolidated

Operating revenue:
Direct revenue	$1,079.1	$177.1	$0.7	$83.6	$1,340.5
Agency revenue	1,487.1	-	-	-	1,487.1
Total operating revenue	2,566.2	177.1	0.7	83.6	2,827.6
Investment income	57.4	4.4	28.9	8.7	99.4
Total revenue	2,623.6	181.5	29.6	92.3	2,927.0
Agents’ commissions	1,191.9	-	-	-	1,191.9
Salaries and employee benefits	703.1	71.5	1.8	70.0	846.4
Claims provision	161.9	4.4	-	9.9	176.2
Amortization of intangibles	8.8	7.8	0.1	2.7	19.4
Depreciation	17.3	3.7	-	2.6	23.6
Impairment of intangible and long-lived assets	-	-	-	10.2	10.2
Other expenses	368.8	81.9	15.2	92.9	558.8
Income (loss) before income taxes	$171.8	$12.2	$12.5	$(96.0)	$100.5

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Summary of Operations
(In millions, except per share data and order information)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Operating revenue	$874.0	$954.2	$2,756.8	$2,827.6
Investment and other income	26.6	31.7	89.0	93.9
Net realized investment gains	6.2	6.1	14.6	5.5
TOTAL REVENUE	906.8	992.0	2,860.4	2,927.0
Agents’ commissions	357.4	404.6	1,062.4	1,191.9
Salaries and employee benefits	272.2	280.9	896.0	846.4
General, administrative and other	198.3	176.0	585.7	517.5
Provision for policy and contract claims	80.4	74.9	221.6	176.2
Premium taxes	9.1	12.4	30.3	34.7
Interest expense	12.6	11.3	36.5	30.2
Amortization of intangibles	5.2	6.8	16.5	19.4
Impairment of intangible and other long-lived assets	-	0.5	20.8	10.2
TOTAL EXPENSES	935.2	967.4	2,869.8	2,826.5
(Loss) income before income taxes	(28.4)	24.6	(9.4)	100.5
Income tax (benefit) expense	(7.6)	9.4	(1.2)	36.0
Net (loss) income	$(20.8)	$15.2	$(8.2)	$64.5
Net (loss) income per common share	$(1.28)	$0.92	$(0.49)	$3.82
Weighted average number of common shares outstanding	16.2	16.6	16.7	16.9
Net (loss) income per common share assuming dilution	$(1.28)	$0.89	$(0.49)	$3.69
Weighted average number of common shares outstanding assuming dilution	16.2	17.1	16.7	17.5
Other selected information:
Cash flow (used in) provided by operations	$(28.7)	$93.5	$84.0	$122.9
Direct orders opened (in thousands):
July	85.0	81.7
August	82.2	94.2
September	66.0	91.0
Total direct orders opened	233.2	266.9	810.9	804.9
Total direct orders closed	161.3	189.2	544.7	573.9

	September 30,	December 31,
	2007	2006

Cash and investments	$1,541.3	$1,941.5
Total assets	3,840.0	4,174.8
Policy and contract claims	862.2	789.1
Notes payable	586.7	685.3
Deferred service arrangements	204.4	218.6
Shareholders’ equity	1,254.3	1,395.8

Book value per share of tangible assets	$21.67	$27.11
Book value per share of intangible assets	57.48	52.18
Book value per share	79.15	79.29

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Reconciliation of Non-GAAP Measures

EBITDA
The Company evaluates its results on the basis of earnings before interest, income taxes, depreciation, and amortization (“EBITDA”).  EBITDA is not a measure of performance defined by GAAP and should not be considered in isolation or as a substitute for cash flows provided by (used in) operating activities which has been prepared in accordance with GAAP. EBITDA, as presented, may not be comparable to the calculation of similarly titled measures reported by other companies.  Management believes that EBITDA provides useful information to investors because it is an indicator of the Company’s operating performance. Reconciliations of these financial measures to the Company’s net income are as follows:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	(In millions)

	2007	2006	2007	2006

EBITDA	$0.7	$51.2	$79.4	$173.7
Deduct:
Interest	12.6	11.3	36.5	30.2
Income tax (benefit) expense	(7.6)	9.4	(1.2)	36.0
Depreciation expense	11.3	8.5	35.8	23.6
Amortization expense	5.2	6.8	16.5	19.4
Net (loss) income	$(20.8)	$15.2	$(8.2)	$64.5

The Company cautions readers that the statements contained herein regarding the Company’s future financial condition, results of operations, future business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results, performance or achievements to be materially different from any anticipated results, performance or achievements, expressed or implied by such forward-looking statements. Such risks and uncertainties include: (i) the Company’s results of operations and financial condition are susceptible to changes in mortgage interest rates and general economic conditions; (ii) changes to the participants in the secondary mortgage market could affect the demand for title insurance products; (iii) the Company is subject to government regulation; (iv) heightened regulatory scrutiny of the Company and the title insurance industry, including any future resulting reductions in the pricing of title insurance products and services, could materially and adversely affect the Company’s business, operating results, and financial condition; (v) the Company may not be able to fuel its growth through acquisitions; (vi) the Company’s inability to integrate and manage successfully the Company’s acquired businesses could adversely affect the Company’s business, operating results, and financial condition; (vii) regulatory non-compliance, fraud or defalcations by the Company’s title insurance agents or employees could adversely affect its business, operating results, and financial condition; (viii) competition in the Company’s industry affects its revenue; (ix) significant industry changes and new product and service introductions require timely and cost-effective responses; (x) the Company’s litigation risks include substantial claims by large classes of claimants; (xi) the Company’s claims experience may require the Company to increase its provision for title losses or to record additional reserves, either of which may adversely affect its earnings; (xii) key accounting and essential product delivery systems are concentrated in a few locations; (xiii) provisions of the Company’s articles of incorporation and bylaws and applicable state corporation and insurance laws could limit another party’s ability to acquire the Company and could deprive shareholders of the opportunity to obtain a takeover premium for shares of common stock owned by them; (xiv) the Company’s future success depends on its ability to continue to attract and retain qualified employees; (xv) the Company’s conduct of business in foreign markets creates financial and operational risks and uncertainties that may materially and adversely affect its business, operating results, and financial condition; and (xvi) various external factors including general market conditions, governmental actions, economic reports and shareholder activism may affect the trading volatility and price of the Company’s common stock. For a description of factors that may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this release.

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